Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-172554 and 333-172554-01
The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JANUARY 26, 2012
PRICING SUPPLEMENT NO. 2012—MTNDG       DATED JANUARY     , 2012
(TO PROSPECTUS SUPPLEMENT DATED MAY 12, 2011 AND PROSPECTUS DATED MAY 12, 2011)
MEDIUM-TERM NOTES, SERIES D
CITIGROUP FUNDING INC.
Buffer Notes Based on the iShares® Dow Jones U.S. Real Estate Index Fund due January     , 2014
$1,000 per Note
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed by Citigroup Inc.

¾	The notes will mature on January , 2014 (expected to be January 30, 2014). We will not make any payments on the notes prior to maturity.
¾	The notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The stated principal amount and issue price is $1,000 per note.
¾
Your payment at maturity will be based on the percentage change in the closing price of shares of the iShares® Dow Jones U.S. Real Estate Index Fund (which we refer to as the “underlying shares”) from the date on which the notes are priced for initial sale to the public (which we refer to as the “pricing date”) to January   , 2014 (expected to be January 27, 2014), subject to postponement for non-trading days and market disruption events (which we refer to as the “valuation date”).  Your payment at maturity will equal, for each note you then hold:

¾
If the closing price of one underlying share on the valuation date (which we refer to as the “ending share price”) is greater than the closing price of one underlying share on the pricing date (which we refer to as the “starting share price”), the $1,000 stated principal amount plus the product of (i) $1,000, (ii) the percentage change from the starting share price to the ending share price (which we refer to as the “share return percentage”) and (iii) the upside participation rate of 300%.  However, in no event will the payment at maturity exceed the maximum payment at maturity of $1,430 to $1,440 per note (143% to 144% of the stated principal amount; to be determined on the pricing date).

¾
If the ending share price is less than or equal to the starting share price but has decreased from the starting share price by an amount less than or equal to the buffer amount of 10%, the $1,000 stated principal amount.

¾
If the ending share price is less than the starting share price and has decreased from the starting share price by an amount greater than the buffer amount of 10%, the product of (i) $1,000 and (ii)(a) the ending share price divided by the starting share price plus (b) the buffer amount of 10%.  Thus, if the ending share price is less than 90% of the starting share price (regardless of the closing price of the underlying shares at any other time during the term of the notes), your payment at maturity will be less than the $1,000 stated principal amount per note.

¾	At maturity you could receive an amount per note that is up to 90% less than the stated principal amount of the notes. All payments on the notes are subject to the credit risk of Citigroup Inc.
¾
Investing in the notes is not equivalent to investing directly in the underlying shares, any securities held by iShares® Dow Jones U.S. Real Estate Index Fund or the stocks that constitute the Dow Jones U.S. Real Estate IndexSM, and you will not be entitled to receive any dividends paid with respect to any of the foregoing.

¾	The notes will not be listed on any exchange.
¾	The CUSIP for the notes is 1730T0VW6. The ISIN for the notes is US1730T0VW60.

Investing in the notes involves risks not associated with an investment in conventional debt securities.  See “Risk Factors Relating to the Notes” beginning on page PS-6.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are a series of unsecured senior debt securities issued by Citigroup Funding Inc.  Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company.  The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding Inc. and, as a result of the guarantee, any payments due under the notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.  The return of the stated principal amount of the notes at maturity is not guaranteed.

The notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

	Per Note		Total
Public Offering Price	$1,000.00		$
Underwriting Fee	$2.50	(1)	$
Proceeds to Citigroup Funding Inc.	$997.50		$

(1) Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $2.50 for each $1,000 note sold in this offering.  Citigroup Global Markets Inc. will pay selected dealers not affiliated with Citigroup Global Markets Inc. a selling concession of $2.50 for each note they sell.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets Inc. expects to deliver the notes to purchasers on or about January        , 2012.
Investment Products	Not FDIC insured	May Lose Value	No Bank Guarantee

SUMMARY INFORMATION—Q&A
What Are the Notes?

The Buffer Notes Based on iShares® Dow Jones U.S. Real Estate Index Fund due January     , 2014, or the notes, are investments linked to the performance of shares of the iShares® Dow Jones U.S. Real Estate Index Fund (which we refer to as the “fund”).  We refer to shares of the fund as the “underlying shares.”  The notes offer a potential return at maturity based on an enhanced upside participation in any increase in the closing price of the underlying shares from the pricing date to the valuation date, subject to the maximum payment at maturity, while also providing protection against a decline of 10% or less in the closing price of the underlying shares from the pricing date to the valuation date and a limited buffer against a decline of more than 10% in the closing price of the underlying shares from the pricing date to the valuation date (in each case, as measured solely on those two dates).  The notes do not pay periodic interest or dividends.  The return on the notes, if any, will be based upon the closing price of one underlying share on the valuation date.  At maturity, you could receive an amount that is up to 90% less than the $1,000 stated principal amount per note.

At maturity you will receive for each note you hold a maturity payment, which may be greater than, equal to or less than the stated principal amount of the notes, based on the percentage change in the closing price of one underlying share from the pricing date to the valuation date.  We refer to the closing price of one underlying share on the pricing date as the “starting share price,” which is      .  We refer to the closing price of one underlying share on the valuation date as the “ending share price.”  We refer to the percentage change from the starting share price to the ending share price as the “share return percentage.”

•
If the ending share price is greater than the starting share price, your payment at maturity per note will equal the $1,000 stated principal amount plus the product of (i) $1,000, (ii) the share return percentage and (iii) the upside participation rate of 300%.  However, in no event will the payment at maturity exceed the maximum payment at maturity of $1,430 to $1,440 per note (143% to 144% of the stated principal amount; to be determined on the pricing date).

•
If the ending share price is less than or equal to the starting share price but has decreased from the starting share price by an amount less than or equal to the buffer amount of 10%, your payment at maturity per note will equal the $1,000 stated principal amount.

•
If the ending share price is less than the starting share price and has decreased from the starting share price by an amount greater than the buffer amount of 10%, your payment at maturity per note will equal the product of (i) $1,000 and (ii)(a) the ending share price divided by the starting share price plus (b) the buffer amount of 10%.  Thus, if the ending share price is less than 90% of the starting share price (regardless of the closing price of the underlying shares at any other time during the term of the notes), your payment at maturity will be less than the $1,000 stated principal amount per note, and possibly as low as $100 per note.

The notes will mature on January     , 2014 (expected to be January 30, 2014) and do not provide for earlier redemption by you or by us.  The pricing date is expected to be January 26, 2012.  The valuation date will be January    , 2014 (expected to be January 27, 2014), subject to postponement for non-trading days and market disruption events.  The notes are a series of unsecured senior debt securities issued by Citigroup Funding Inc. (“Citigroup Funding”), the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and as a result of the guarantee any payments due under the notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the stated principal amount of your investment at maturity is not guaranteed.  All payments on the notes are subject to the credit risk of Citigroup Inc.  Each note represents a stated principal amount of $1,000.

The fund and the Dow Jones U.S. Real Estate IndexSM (which we refer to as the “share underlying index”) are described under “Description of the iShares® Dow Jones U.S. Real Estate Index Fund” in this pricing supplement.  “iShares®” is a registered trademark of BlackRock Institutional Trust Company, N.A.  “Dow Jones U.S. Real Estate IndexSM” is a servicemark of Dow Jones Trademark Holdings, LLC and has been licensed for use by Citigroup Funding.

You may transfer the notes only in units of $1,000 and integral multiples of $1,000.  You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances.  Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee.  Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts those systems maintain with DTC.  You should refer to the section “Description of the Notes—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Will I Receive Interest or Dividends on the Notes?

No.  We will not make any periodic payments of interest on the notes.  In addition, you will not be entitled to receive any dividends paid with respect to the underlying shares, any securities held by the fund or the stocks that constitute the share underlying index.  As of January 25, 2012, the underlying shares had a trailing 12-month dividend yield of 3.89%.  If this dividend yield remained constant for the term of the notes, this would be equivalent to 7.78% (calculated on a simple interest basis) over the approximately 2-year term of the notes.  However, it is impossible to predict whether the dividend yield over the term of the notes will be higher, lower or the same as this dividend yield or the dividend yield during any other period.   You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.

Is There a Possibility of Loss of Principal?

Yes.  If the ending share price is less than 90% of the starting share price, your payment at maturity will be less than the $1,000 stated principal amount per note, and you may receive as little as $100 per note.  This will be true even if the closing price of the underlying shares exceeds the starting share price at one or more times during the term of the notes.  Even if the ending share price is greater than the starting share price, the total yield on the notes may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.  You should refer to “Risk Factors Relating to the Notes—Potential for a Lower Comparative Yield” in this pricing supplement.

Where Can I Find Examples of Hypothetical Maturity Payments?

For examples of hypothetical maturity payments, see “Description of the Notes—What You Could Receive at Maturity—Hypothetical Payment at Maturity Graph” in this pricing supplement.

Who Manages the Fund and What Is Its Objective?

Unless otherwise stated, all information on the fund and the underlying shares provided in this pricing supplement is derived from publicly available sources. The iShares® Dow Jones U.S. Real Estate Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company.  iShares® Trust consists of numerous separate investment portfolios, including the iShares® Dow Jones U.S. Real Estate Index Fund.  BlackRock Fund Advisors (“BFA”) is the investment adviser to the fund.  The fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate IndexSM.  The Dow Jones U.S. Real Estate IndexSM seeks to measure the real estate sector of the U.S. equity market. For more information on the iShares® Dow Jones U.S. Real Estate Index Fund, see “Description of the iShares® Dow Jones U.S. Real Estate Index Fund” in this pricing supplement.

An investment in the notes does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the underlying shares, any securities held by the fund or the stocks that constitute the share underlying index.  See “—Will I Receive Interest or Dividends on the Notes?” above.

How Have the Underlying Shares Performed Historically?

We have provided a table showing the published high, low and end-of-period closing prices of the underlying shares for each quarter in the period from January 3, 2007 through January 25, 2012, as well as a graph showing the daily closing prices of the underlying shares on each day such closing prices were available from January 3, 2007 through January 25, 2012. You can find the table and the graph in the section “Historical Data on the Underlying Shares” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the underlying shares in recent years. However, past performance is not indicative of how the underlying shares will perform in the future.

What Are the U.S. Federal Income Tax Consequences of Investing in the Notes?

Each holder, by purchasing the notes, agrees to treat them as prepaid forward contracts for U.S. federal income tax purposes.  There is uncertainty regarding this tax treatment and the Internal Revenue Service (the “IRS”) or a court might not agree with it.  Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in this pricing supplement, the following U.S. federal income tax consequences should result under current law:

•	A U.S. holder should not be required to recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange.

•
Upon sale, exchange or settlement of the notes at maturity, a U.S. holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. holder’s tax basis in the notes.  Subject to the discussion in “United States Federal Tax Considerations – Potential Application of the Constructive Ownership Rules” concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), any gain or loss should be long-term capital gain or loss if the investor has held the notes for more than one year.

Under current law, non-U.S. holders generally will not be subject to U.S. federal withholding or income tax with respect to amounts received on the sale, exchange or settlement of the notes.  Special rules apply to non-U.S. holders whose gain on the notes is effectively connected with the conduct of a U.S. trade or business or who are individuals present in the United States for 183 days or more in a taxable year.

In addition, in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the notes should read the discussion under “United States Federal Tax Considerations” in this pricing supplement for more information.

Will the Notes Be Listed on a Securities Exchange?

The notes will not be listed on any securities exchange.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers.  Citigroup Funding is a wholly owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding’s Affiliate, Citigroup Global Markets Inc.?

Our affiliate, Citigroup Global Markets Inc. (“Citigroup Global Markets”), is the underwriter for the offering and sale of the notes.  After the initial offering, Citigroup Global Markets and/or other of our affiliated dealers may, but are not obligated, to buy the notes to create a secondary market for holders of the notes, and may engage in other activities described in the sections “Plan of Distribution; Conflicts of Interest” in this pricing supplement and the accompanying prospectus supplement and prospectus.  However, neither Citigroup Global Markets nor any of these affiliates will be obligated to engage in any market-making activities, or continue those activities once it has started them.

Citigroup Global Markets will also act as calculation agent for the notes.  As calculation agent, Citigroup Global Markets will make determinations with respect to the notes.  You should refer to “Risk Factors Relating to the Notes—The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Notes” in this pricing supplement for more information.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in the underlying shares, the stocks that constitute the share underlying index and/or in instruments, such as options, swaps or futures, related to the underlying shares, the share underlying index and/or the stocks that constitute the share underlying index. The costs of maintaining or adjusting this hedging activity could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in our or our affiliates’ receipt of a profit, even if the market value of the notes declines. You should refer to “Risk Factors Relating to the Notes—The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices” and “Risk Factors Relating to the Notes—Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Notes” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Notes?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws, including individual retirement accounts (which we call “Plans”), will be permitted to purchase and hold the notes, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A) (i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the notes or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.  However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity.  Please refer to the section “ERISA Matters” in this pricing supplement for further information.

Are There Any Risks Associated With My Investment?

Yes, the notes are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Notes” in this pricing supplement.

RISK FACTORS RELATING TO THE NOTES

Because the terms of the notes differ from those of conventional debt securities in that the notes pay no interest and your payment at maturity will be based on the percentage change in the closing price of one underlying share from the pricing date to the valuation date (as measured solely on those two dates), an investment in the notes entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the closing price of the underlying shares and other events that are difficult to predict and beyond our control.

The Notes Do Not Pay Interest, and You May Lose up to 90% of the Stated Principal Amount

The terms of the notes differ from those of ordinary debt securities in that the notes do not pay interest and provide a minimum payment at maturity of only 10% of the stated principal amount of the notes, subject to the credit risk of Citigroup Inc. If the ending share price is less than 90% of the starting share price, you will receive for each note that you hold a payment at maturity that is less than the stated principal amount by an amount proportionate to the decline in the closing price of the underlying shares from the pricing date to the valuation date (as measured solely on those two dates) in excess of the buffer amount of 10%. Thus, you may lose up to 90% of the stated principal amount of each note.

Appreciation Potential of the Notes Is Limited by the Maximum Payment at Maturity

The appreciation potential of the notes is limited by the maximum payment at maturity of $1,430 to $1,440 per note, or 143% to 144% of the stated principal amount. The actual maximum payment at maturity will be determined on the pricing date. Although the upside participation rate provides 300% exposure to any increase in the ending share price over the starting share price, because the payment at maturity will be limited to 143% to 144% of the stated principal amount for the notes, any increase in the ending share price over the starting share price by more than 14.33% to 14.67% of the starting share price will not increase the return on the notes.

Volatility of the Underlying Shares

Historically, the price of the underlying shares has been volatile. From January 3, 2007 through January 25, 2012, the closing price of the underlying shares has been as low as $22.21 and as high as $94.71. The volatility of the price of the underlying shares may result in your receiving at maturity an amount less than the stated principal amount of each note, and possibly as low as $100 per note, even if the closing price of the underlying shares is greater than the starting share price on one or more dates during the term of the notes other than the valuation date.

Potential for a Lower Comparative Yield

The notes do not pay any periodic interest. As a result, if the ending share price does not increase sufficiently from the starting share price, taking into account the upside participation rate, the effective yield on the notes will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

The Market Price of the Notes Will Be Influenced by Many Unpredictable Factors

Several factors will influence the value of the notes in the secondary market and the price at which Citigroup Global Markets may be willing to purchase the notes in the secondary market, including: the price and volatility (frequency and magnitude of changes in value or price) of the underlying shares, the share underlying index and the stocks that constitute the share underlying index, the dividend yield of the underlying shares and the stocks that constitute the share underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying shares, the share underlying index, any securities held by the fund, the stocks that constitute the share underlying index or equities markets generally and that may affect the closing price of the underlying shares, interest and yield rates in the market, time remaining until the notes mature and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.  The price of the underlying shares may be, and has recently been, extremely volatile, and we can give you no assurance that this volatility will lessen.  See “Historical Data on the Underlying Shares” below.  You may receive less, and possibly significantly less, than the stated principal amount of the notes if you try to sell your notes prior to maturity.

The Notes Are Subject to the Credit Risk of Citigroup Inc., and Any Actual or Anticipated Changes to Its Credit Ratings or Credit Spreads May Adversely Affect the Market Value of the Notes

Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the notes, to pay all amounts due on the notes at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The notes are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the notes.

Investing in the Notes Exposes Investors to Risks Associated With Investments in Securities With a Concentration in a Single Industry

The notes are subject to certain risks applicable to the real estate industry.  All or substantially all of the securities held by iShares® Dow Jones U.S. Real Estate Index Fund are issued by companies that invest in real estate, primarily REITs or real estate holding companies, which exposes the notes to the risks of owning real estate directly as well as to risks that relate specifically to the way in which real estate companies are organized and operated.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers.  The real estate industry is cyclical, highly sensitive to general and local economic conditions and developments and characterized by intense competition and periodic overbuilding.  The United States real estate market has in recent years suffered a period of extraordinary declines, and we can give you no assurance that such declines will not continue or worsen.  Specific risks especially relevant to investment in the real estate industry include interest rate risk, leverage risk, property risk, management risk, liquidity risk, concentration risk, U.S. tax risk and regulatory risk.  Any of these risks could adversely impact the value of the notes.

Investing in the Notes Is Not Equivalent to Investing in the Underlying Shares, Any Securities Held by the Fund or the Stocks That Constitute the Share Underlying Index, and You Will Not Be Entitled to Receive Any Dividends Paid With Respect to the Underlying Shares

Investing in the notes is not equivalent to investing in the underlying shares, any securities held by the fund or the stocks that constitute the share underlying index. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares, any securities held by the fund or the stocks that constitute the share underlying index.  As of January 25, 2012, the trailing 12-month dividend yield of the underlying shares was 3.89%.  If this dividend yield were to remain constant for the term of the notes, then, assuming no reinvestment of dividends, you would be forgoing an aggregate yield of 7.78% (calculated on a simple interest basis) over the approximately 2-year term of the notes by investing in the notes instead of investing directly in the underlying shares or in another investment linked to the underlying shares that provides for a pass-through of dividends.  However, it is impossible to predict whether the dividend yield over the term of the notes will be higher, lower or the same as this dividend yield or the dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes.

Adjustments to the Underlying Shares or Share Underlying Index Could Adversely Affect the Value of the Notes

The investment adviser to iShares® Dow Jones U.S. Real Estate Index Fund, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the share underlying index.  Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the notes.  Dow Jones & Company, Inc. (“Dow Jones”) is responsible for calculating and maintaining the Dow Jones U.S. Real Estate IndexSM.  Dow Jones may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index.

You Will Have No Rights Against the Fund or the Publisher of the Share Underlying Index

You will have no rights against the fund, the Investment Adviser or Dow Jones, even though your payment at maturity will depend upon the closing price of the underlying shares on the valuation date. The fund, the Investment Adviser and Dow Jones are not in any way involved in this offering and have no obligations relating to the notes or the holders of the notes.

The iShares® Dow Jones U.S. Real Estate Index Fund is not the same as the Dow Jones U.S. Real Estate IndexSM

The performance of the underlying shares may not exactly replicate the performance of the share underlying index because the iShares® Dow Jones U.S. Real Estate Index Fund will reflect transaction costs and fees that are not included in the calculation of the share underlying index. It is also possible that the fund may not fully replicate the share underlying index and may hold securities not included in the share underlying index.  In certain circumstances the performance of the fund may diverge significantly from the performance of the share underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the fund, differences in trading hours between the fund and the shares constituting the share underlying index or due to other circumstances.  See “Description of iShares® Dow Jones U.S. Real Estate Index Fund” in this pricing supplement for additional information.

The Anti-Dilution Adjustments Do Not Cover Every Event That Could Affect the Underlying Shares

Citigroup Global Markets, as calculation agent, will adjust the starting share price for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that could affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the notes and the amount payable at maturity may be materially and adversely affected.  See “Description of the Notes—Anti-Dilution Adjustments” below for more information.

The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the notes in secondary market transactions will likely be lower than the issue price, since the issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the notes are also likely to be reduced by the costs of unwinding the related hedging transactions. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

The Notes Will Not Be Listed on Any Securities Exchange, and Secondary Trading May Be Limited

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Citigroup Global Markets may, but is not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Notes

Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine, among other things, the starting share price, the ending share price and the share return percentage and will calculate the amount of cash you will receive at maturity. Determinations made by Citigroup Global Markets in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of a market disruption event and the selection of successor shares in the event of a delisting or suspension of trading in the underlying shares or calculation of the ending share price in the event of a market disruption event, or liquidation or other termination of the fund, may adversely affect your payment at maturity.

Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Notes

One or more of our affiliates expect to hedge our obligations under the notes and will carry out hedging activities related to the notes (and other instruments linked to the underlying shares, any securities held by the fund, the share underlying index and/or the stocks that constitute the share underlying index), including trading in the underlying shares, any securities held by the fund or the stocks that constitute the share underlying index and/or in instruments, such as options, swaps or futures related to the underlying shares, any securities held by the fund, the share underlying index and/or the stocks that constitute the share underlying index. Our affiliates also trade in the underlying shares, the securities held by the fund and the stocks that constitute the share underlying index and other financial instruments related to the underlying shares, the share underlying index, the securities held by the fund and the stocks that constitute the share underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the starting share price and, as a result, could increase the price at which the underlying shares must close on the valuation date before an investor receives a payment at maturity that exceeds the stated principal amount of the notes. Additionally, such hedging or trading activities during the term of the notes, including on the valuation date, could adversely affect the closing price of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

The U.S. Federal Tax Consequences of an Investment in the Notes Are Unclear

There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes might be affected materially and adversely.  As discussed below under “United Stated Federal Tax Considerations – Potential Application of the Constructive Ownership Rules,” even if the treatment of the notes as prepaid forward contracts is respected, the notes may be treated as “constructive ownership transactions.” In that case, all or a portion of any long-term capital gain U.S. Holders would otherwise recognize on a sale, exchange or settlement of the notes could be recharacterized as ordinary income, in which case an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period they held the notes. In addition, as described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the notes should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF THE NOTES

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the Notes.  The description in this pricing supplement of the particular terms of the Notes supplements, and, to the extent inconsistent therewith, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for May 12, 2011 on the SEC Web site):

▪	Prospectus and Prospectus Supplement filed on May 12, 2011:
http://sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

General

The Buffer Notes Based on iShares® Dow Jones U.S. Real Estate Index Fund due January     , 2014 (the “Notes”) are investments linked to the performance of the iShares® Dow Jones U.S. Real Estate Index Fund (the “Fund”).  We refer to shares of the Fund as the “Underlying Shares.”  The Notes offer a potential return at maturity based on an enhanced upside participation in any increase in the Closing Price of the Underlying Shares from the Pricing Date to the Valuation Date, subject to the Maximum Payment at Maturity, while also providing protection against a decline of 10% or less in the Closing Price of the Underlying Shares from the Pricing Date to the Valuation Date and a limited buffer against a decline of more than 10% in the Closing Price of the Underlying Shares from the Pricing Date to the Valuation Date (in each case, as measured solely on those two dates).  See “—Payment at Maturity.”  At maturity, you could receive an amount that is as much as 90% less than the $1,000 stated principal amount per Note.

We will not make any periodic payments of interest on the Notes.  Additionally, you will not be entitled to receive any dividends paid with respect to the Underlying Shares or the stocks that constitute the Share Underlying Index.  As of January 25, 2012, the Underlying Shares had a trailing 12-month dividend yield of 3.89%.  If this dividend yield remained constant for the term of the Notes, this would be equivalent to 7.78% (calculated on a simple interest basis) over the approximately 2-year term of the Notes.  However, it is impossible to predict whether the dividend yield over the term of the Notes will be higher, lower or the same as this dividend yield or the dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.

All payments on the Notes are subject to the credit risk of Citigroup Inc.  The Notes are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus supplement and prospectus, any payments on which are fully and unconditionally guaranteed by Citigroup Inc. The aggregate stated principal amount of Notes issued will be $            (               Notes).  The Notes will mature on January     , 2014 (expected to be January 30, 2014) (the “Maturity Date”).  The Notes will constitute part of the senior debt of Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding.  The guarantee of payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.  The Notes will be issued only in fully registered form and in denominations of $1,000 per Note and integral multiples thereof.

The Fund and the Dow Jones U.S. Real Estate IndexSM (the “Share Underlying Index”) are described below under “Description of the iShares® Dow Jones U.S. Real Estate Index Fund.” “iShares®” is a registered trademark of BlackRock Institutional Trust Company, N.A.  “Dow Jones U.S. Real Estate IndexSM” is a servicemark of Dow Jones Trademark holdings, LLC and has been licensed for use by Citigroup Funding.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Payment at Maturity

The Notes will mature on January     , 2014 (expected to be January 30, 2014).  At maturity you will receive for each Note you hold an amount in cash (the “Payment at Maturity”) described below that may be greater than, equal to or less than the $1,000 stated principal amount.  Your Payment at Maturity will not exceed the “Maximum Payment at Maturity” of $1,430 to $1,440 per Note (143% to 144% of the stated principal amount; to be determined on the Pricing Date) and may be as low as $100 per Note.

The Payment at Maturity per Note will be determined as follows:

•	If the Ending Share Price is greater than the Starting Share Price:

$1,000 + ($1,000 × Share Return Percentage × Upside Participation Rate)

However, in no event will the Payment at Maturity exceed the Maximum Payment at Maturity of $1,430 to $1,440 per Note (143% to 144% of the stated principal amount; to be determined on the Pricing Date).

•
If the Ending Share Price is less than or equal to the Starting Share Price but has decreased from the Starting Share Price by an amount less than or equal to the buffer amount of 10% (the “Buffer Amount”):

$1,000

•	If the Ending Share Price is less than the Starting Share Price and has decreased from the Starting Share Price by an amount greater than the Buffer Amount of 10%:

$1,000 ×	(	Ending Share Price	+ 10%	)
Starting Share Price

Thus, if the Closing Price of the Underlying Shares decreases by more than 10% from the Pricing Date to the Valuation Date, your Payment at Maturity will be less than the $1,000 stated principal amount per Note and could be as low as $100 per Note.

Certain Definitions

A “Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

The “Calculation Agent” means Citigroup Global Markets, an affiliate of Citigroup Funding, or any successor appointed by Citigroup Funding.

The “Closing Price” of the Underlying Shares on any date of determination, including the Valuation Date, means, subject to the provisions set out under “—Delisting or Suspension of Trading in the Underlying Shares; Liquidation of the Fund; Discontinuance of the Share Underlying Index; Alteration of Method of Calculation” below:

(a)
if the Underlying Shares are listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal national securities exchange on which the Underlying Shares are listed or admitted to trading; or

(b)
if the Underlying Shares are not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price on such exchange is not obtainable (even if the Underlying Shares are listed or admitted to trading on such exchange), any last reported bid price for the security of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board Service (the “OTC Bulletin Board”), the National Quotation Bureau or a similar organization.

If no closing sale price or last reported sale price or bid price is available on a date of determination pursuant to clauses (a) or (b) above or if a Market Disruption Event occurs or is continuing, the Closing Price of the Underlying Shares for that date, unless deferred by the Calculation Agent as described below, will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the Underlying Shares obtained from as many dealers in such security (which may include Citigroup Global Markets or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the Calculation Agent.  The term “OTC Bulletin Board” will include any successor to such service. See “—Delisting or Suspension of Trading in the Underlying Shares; Liquidation of the Fund; Discontinuance of the Share Underlying Index; Alteration of Method of Calculation” and “—Anti-dilution Adjustments” below.  The determination of the Closing Price of the Underlying Shares by the Calculation Agent upon the occurrence of a Market Disruption Event may be deferred by the calculation agent for up to two consecutive Trading Days on which a Market Disruption Event occurs or is continuing, but not past the Trading Day immediately prior to the Maturity Date.

The “Ending Share Price” will be equal to the Closing Price of one Underlying Share on the Valuation Date.

A “Market Disruption Event” as determined by the Calculation Agent in its sole discretion, means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (i) the Underlying Shares (or any other security for which a closing price must be determined) on any exchange or market, (ii) stocks which then comprise 20% or more of the value of the assets underlying the Underlying Shares or any Successor Shares or 20% or more of the value of the Share Underlying Index or any Successor Index, or (iii) any options contracts or futures contracts relating to the Underlying Shares (or other security) or any Successor Shares or the Share Underlying Index or any Successor Index, or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material.

For purposes of determining whether a Market Disruption Event exists at any time, if trading in a security included in the assets underlying the Underlying Shares or any Successor Shares or included in the Share Underlying Index or any Successor Index, as applicable, is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the assets underlying the Underlying Shares or any Successor Shares or the value of the Share Underlying Index or any Successor Index will be based on a comparison of the portion of the value of such assets or such index, as applicable, attributable to that security relative to the overall value of such assets or such index, as applicable, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or any exchange-traded fund, including the Underlying Shares, will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the Share Underlying Index or the Underlying Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Share Underlying Index or the Underlying Shares and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the Share Underlying Index or the Underlying Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

The “Pricing Date” means the date on which the Notes are priced for initial sale to the public (expected to be January 26, 2012).

The “Original Issue Date” means January    , 2012 (three Business Days after the Pricing Date).

The “Share Return Percentage” will equal the following fraction:

Ending Share Price – Starting Share Price
Starting Share Price

The “Starting Share Price” is equal to        , the Closing Price of one Underlying Share on the Pricing Date.

A “Trading Day” means a day, as determined by the Calculation Agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, NYSE Alternext US, NYSE Arca, Inc., NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange, and in the over-the-counter market for equity securities in the United States.

The “Valuation Date” means January     , 2014 (expected to be January 27, 2014).  If the originally scheduled Valuation Date is not a Trading Day, the Valuation Date may be postponed by the Calculation Agent, but not past the Trading Day immediately prior to the Maturity Date.  In addition, if a Market Disruption Event occurs on the originally scheduled Valuation Date, the Calculation Agent may postpone the Valuation Date as described above in the definition of “Closing Price.”

The “Upside Participation Rate” means 300%.

What You Could Receive at Maturity—Hypothetical Payment at Maturity Graph

The payoff diagram below illustrates the Payment at Maturity on the Notes for a range of hypothetical percentage changes in the Closing Price of the Underlying Shares from the Pricing Date to the Valuation Date (as measured solely on those two dates).

Investors will not be entitled to receive any dividends paid with respect to the Underlying Shares, any securities held by the Fund or the stocks that constitute the Share Underlying Index.  As of January 25, 2012, the Underlying Shares had a trailing 12-month dividend yield of 3.89%.  If this dividend yield remained constant for the term of the Notes, this would be equivalent to 7.78% (calculated on a simple interest basis) over the approximately 2-year term of the Notes.  However, it is impossible to predict whether the dividend yield over the term of the Notes will be higher, lower or the same as this dividend yield or the dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios below do not show any effect of lost dividend yield over the term of the Notes.

The graph below is based on the following terms:

•	Stated Principal Amount:	$1,000 per Note
•	Upside Participation Rate:	300%
•	Buffer Amount:	10%
•	Hypothetical Maximum Payment at Maturity:	$1,435 per Note (143.50% of the stated principal amount)
•	Minimum Payment at Maturity:	$100 per Note

Hypothetical Payment at Maturity Graph

¾
If the Ending Share Price is greater than the Starting Share Price, investors will receive the $1,000 stated principal amount plus 300% of the appreciation of the Underlying Shares from the Pricing Date to the Valuation Date (as measured solely on those two dates), subject to the Maximum Payment at Maturity. In the hypothetical payment at maturity graph, an investor will realize the hypothetical Maximum Payment at Maturity at an Ending Share Price of 114.50% of the Starting Share Price.

¾	If the Ending Share Price is between 0 and 10% less than the Starting Share Price, investors will receive the stated principal amount of $1,000 per Note.

¾
If the Ending Share Price is less than the Starting Share Price by more than the Buffer Amount of 10%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the Ending Share Price from the Starting Share Price in excess of the Buffer Amount of 10%. The minimum Payment at Maturity is $100 per Note.

¾
For example, if the Ending Share Price is 40% lower than the Starting Share Price, investors will lose 30% of their principal and receive only $700 per Note, or 70% of the stated principal amount, at maturity.

Anti-dilution Adjustments

If the Underlying Shares, after the Pricing Date,

(a)
pay a share dividend or there is a distribution with respect to the Underlying Shares in the form of Underlying Shares (excluding any share dividend or distribution for which the number of Underlying Shares paid or distributed is based on a fixed cash equivalent value);

(b)	are subdivided or split into a greater number of Underlying Shares;

(c)	are combined into a smaller number of Underlying Shares; or

(d)	other shares are issued by reclassification of the Underlying Shares,

then, in each of these cases, the Starting Share Price will be divided by a dilution adjustment equal to a fraction, the numerator of which will be the number of Underlying Shares outstanding immediately after the event, plus, in the case of a reclassification referred to in (d) above, the number of other shares, and the denominator of which will be the number of Underlying Shares outstanding immediately before the event. In the event of a reclassification referred to in (d) above as a result of which no Underlying Shares are outstanding, the Starting Share Price will be determined by reference to the other shares issued in the reclassification.

Each dilution adjustment will be effected as follows:

(a)
in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the Underlying Shares entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution or issuance is after this record date, at the time this dividend, distribution or issuance was announced by the Fund; and

(b)	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Starting Share Price will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution or issuance requiring an adjustment as described herein is subsequently canceled by the Fund, or this dividend, distribution or issuance fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Starting Share Price will be further adjusted to the Starting Share Price that would then have been in effect had adjustment for the event not been made.

Delisting or Suspension of Trading in the Underlying Shares; Liquidation of the Fund; Discontinuance of the Share Underlying Index; Alteration of Method of Calculation

If the Underlying Shares are delisted from, or trading of the Underlying Shares is suspended on, their primary exchange or market and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the Calculation Agent determines, in its sole discretion to be comparable to the Underlying Shares (any such securities, “Successor Shares”), the price of such Successor Shares will be substituted for all purposes, including but not limited to determining the Closing Price of the Underlying Shares. Upon any selection by the Calculation Agent of Successor Shares, the Calculation Agent will cause notice thereof to be furnished to the registered holders of the Notes.

If the Underlying Shares are delisted from, or trading of the Underlying Shares is suspended on, their primary exchange or market and Successor Shares that the Calculation Agent determines to be comparable to the Underlying Shares are not listed or approved for trading on a major U.S. exchange or market, a successor or substitute security will be selected by the

Calculation Agent, in its sole discretion, and the value of such successor or substitute security, as determined by the Calculation Agent in its sole discretion, will be substituted for all purposes, including but not limited to determining the Closing Price of the Underlying Shares. Upon any selection by the Calculation Agent of successor or substitute securities, the Calculation Agent will cause notice thereof to be furnished to the registered holders of the Securities.

If the Fund is liquidated or otherwise terminated (a “Liquidation Event”), the Closing Price of the Underlying Shares on any Trading Day following the Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the Share Underlying Index (or any Successor Index, as described below) on such Trading Day (taking into account any material changes in the method of calculating the Share Underlying Index following such Liquidation Event), multiplied by (ii) a fraction, the numerator of which is the Closing Price of the Underlying Shares and the denominator of which is the closing value of the Share Underlying Index (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the Liquidation Event on which a Closing Price was available.

If Dow Jones & Company, Inc. (“Dow Jones”) discontinues publication of the Share Underlying Index and Dow Jones or another entity (including Citigroup Global Markets) publishes a successor or substitute index that Citigroup Global Markets, as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Share Underlying Index (such index being referred to herein as a “Successor Index”), then the Closing Price for the Underlying Shares on any Trading Day following a Liquidation Event will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such Trading Day.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Notes, within three Trading Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If Dow Jones discontinues publication of the Share Underlying Index prior to, and such discontinuance is continuing on, the Valuation Date or the date of acceleration, and Citigroup Global Markets, as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Price for the Underlying Shares for such date.  Such Closing Price will be computed by the Calculation Agent in accordance with the formula for calculating the Share Underlying Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the Share Underlying Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Share Underlying Index may adversely affect the value of the Securities.

If at any time the method of calculating the Share Underlying Index or a Successor Index is changed in any material respect, or if the Share Underlying Index or a Successor Index is in any other way modified so that the value of the Share Underlying Index or the Successor Index does not, in the opinion of the Calculation Agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Share Underlying Index or the Successor Index as if the changes or modifications had not been made.  For example, if the method of calculating the Share Underlying Index or the Successor Index is modified so that the value of the Share Underlying Index or the Successor Index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that index in order to arrive at a value of that index as if it had not been modified.

No Redemption

The Notes are not subject to redemption at the option of Citigroup Funding or any holder prior to maturity.

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to the Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will equal, for each Note, the Payment at Maturity, calculated as though the Valuation Date were the date of such acceleration.  See “—Payment at Maturity” above.  If a bankruptcy proceeding is commenced in respect of

Citigroup Funding or Citigroup Inc., the claim of the beneficial owner of the Notes will be capped at the Payment at Maturity, calculated as though the Valuation Date were the date of the commencement of the proceeding.

In case of default in Payment at Maturity of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the Maturity Date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of              % per annum on the unpaid amount due.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global security representing the Notes as custodian for DTC.  The Bank of New York Mellon, as successor trustee under an indenture dated as of June 1, 2005, will serve as trustee for the Notes.

Calculation Agent

The Calculation Agent for the Notes will be Citigroup Global Markets.  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Notes.  Because the Calculation Agent is an affiliate of Citigroup Funding and a subsidiary of Citigroup Inc., potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining amounts due to holders of the Notes.  Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

CUSIP

The CUSIP for the Notes is 1730T0VW6.  The ISIN for the Notes is US1730T0VW60.

DESCRIPTION OF THE ISHARES® DOW JONES U.S. REAL ESTATE INDEX FUND

General

The iShares® Dow Jones U.S. Real Estate Index Fund, or the Fund, is an exchange-traded fund maintained and managed by iShares® Trust, a registered investment company.  iShares® Trust consists of numerous separate investment portfolios, including the iShares® Dow Jones U.S. Real Estate Index Fund.  BlackRock Fund Advisors (“BFA”) is the investment adviser to the Fund.  The Fund is registered as part of the iShares® Trust, a registered investment company.  Information provided to or filed with the Commission by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s Web site at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate IndexSM.  The Dow Jones U.S. Real Estate IndexSM is maintained and published by Dow Jones and seeks to measure the performance of the real estate sector of the U.S. equity market.  See “—The Dow Jones U.S. Real Estate IndexSM” below for more information.  Shares of the Fund trade on NYSE Arca, Inc. under the ticker symbol “IYR.”

BFA uses a “passive” or indexing approach to try to achieve the Fund’s investment objective, and a representative sampling indexing strategy to manage the Fund.  “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the Share Underlying Index.  The Fund generally invests at last 90% of its assets in securities of the Share Underlying Index and in depositary receipts representing securities of the Share Underlying Index.  The Fund may invest the remainder of its assets in securities not included in the Share Underlying Index, but which BFA believes will help the Fund track the Share Underlying Index, and in futures contracts, options on futures contract, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

The Fund will concentrate its investments in a particular industry or group of industries to approximately the same extent that the Share Underlying Index is concentrated.  The following table summarizes Fund’s top ten holdings as of January 25, 2012:

Top ten holdings of iShares® Dow Jones U.S. Real Estate Index Fund
Holding	Percentage of Fund
SIMON PROPERTY GROUP INC	8.73%
AMERICAN TOWER CORP	5.43%
PUBLIC STORAGE	4.21%
EQUITY RESIDENTIAL	3.76%
HCP INC	3.63%
VENTAS INC	3.66%
ANNALY CAPITAL MANAGEMENT INC	3.55%
VORNADO REALTY TRUST	3.32%
BOSTON PROPERTIES INC	3.32%
PROLOGIS INC	3.26%

The Dow Jones U.S. Real Estate IndexSM

The Dow Jones U.S. Real Estate IndexSM, or the Share Underlying Index, attempts to measure the performance of the real estate sector of the U.S. equity market.  The stocks included in the Share Underlying Index consist primarily of Real Estate Investment Trusts (“REITs”) and other companies that invest directly or indirectly in real estate through development, management or ownership, including property agencies.  REITs are passive investment vehicles that invest primarily in income-producing real estate or real estate related loans and interests.  Because the Share Underlying Index is comprised primarily of REITs, the prices of the component stocks reflect changes in lease rates, vacancies, property development and transactions.  The Share Underlying Index is sponsored by Dow Jones, an organization independent of the iShares® Dow Jones U.S. Real Estate Index Fund and BFA.  Dow Jones determines the relative weightings of the securities in the Share Underlying Index and publishes information regarding the market value of the Share Underlying Index.

The Dow Jones U.S. Real Estate IndexSM is one of the 19 supersector indices that make up the Dow Jones U.S. IndexSM (formerly known as the Dow Jones U.S. Total Market IndexSM). The Dow Jones U.S. IndexSM is part of the Dow Jones World

IndexSM. It is a market capitalization-weighted index in which only the shares of each company that are readily available to investors — the “float” — are counted.

Methodology of the Dow Jones U.S. Real Estate IndexSM.  Index component candidates must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, and shares in limited partnerships are not eligible. Temporary issues arising from corporate actions, such as “when-issued” shares, are considered on a case-by-case basis when necessary to maintain continuity in a company's index membership. REITs also are eligible. Multiple classes of shares are included if each issue, on its own merit, meets the other eligibility criteria. Securities that have had more than ten non-trading days during the past quarter are excluded. Stocks in the top 95% of the index universe by free-float market capitalization are selected as components of the Dow Jones U.S. IndexSM, skipping stocks that fall within the bottom 1% of the universe by free-float market capitalization and within the bottom .01% of the universe by turnover.  To be included in the Dow Jones U.S. Real Estate IndexSM, the issuer of the component securities must be classified in the Real Estate Sector of industry classifications as maintained by the Industry Classification Benchmark (“ICB”).

The Dow Jones U.S. Real Estate IndexSM is reviewed by Dow Jones on a quarterly basis. Shares outstanding totals for component stocks are updated during the quarterly review. However, if the number of outstanding shares for an index component changes by more than 10% due to a corporate action, the shares total will be adjusted immediately after the close of trading on the date of the event. Whenever possible, Dow Jones will announce the change at least two business days prior to its implementation. Changes in shares outstanding due to stock dividends, splits and other corporate actions also are adjusted immediately after the close of trading on the day they become effective. Quarterly reviews are implemented during March, June, September and December. Both component changes and share changes become effective at the opening on the first Monday after the third Friday of the review month. Changes to the Dow Jones U.S. Real Estate IndexSM are implemented after the official closing values have been established. All adjustments are made before the start of the next trading day. Constituent changes that result from the periodic review will be announced at least two business days prior to the implementation date.

In addition to the scheduled quarterly review, the Dow Jones U.S. Real Estate IndexSM is reviewed on an ongoing basis. Changes in index composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the index components will be announced at least two business days prior to their implementation date. In the event that a component no longer meets the eligibility requirements, it will be removed from the index.

Background on the ICB. ICB, a joint classification system launched by FTSE Group and Dow Jones Indexes offers broad, global coverage of companies and securities and classifies them based on revenue, not earnings. ICB classifies the component stocks into groups of 10 industries, 19 supersectors, 41 sectors and 114 subsectors. The Real Estate Sector is composed of two subsectors. The Real Estate Investment and Services subsector consists of companies that invest directly or indirectly in real estate through development, management or ownership, including property agencies, and that provide services to real estate companies. This subsector excludes REITs and similar entities. The Real Estate Investment Trusts subsector consists of real estate investment trusts or corporations and listed property trusts.

Disclaimer

This pricing supplement relates only to the Notes offered hereby and does not relate to the Underlying Shares, any securities held by the Fund, the Share Underlying Index or the stocks that constitute the Share Underlying Index.  We have derived all disclosures contained in this pricing supplement regarding the Fund, the Underlying Shares and the Share Underlying Index from the publicly available documents described above.  In connection with the offering of the Notes, neither we nor the Underwriter has participated in the preparation of such documents or made any due diligence inquiry with respect to the Fund, the Underlying Shares or the Share Underlying Index.  Neither we nor the Underwriter makes any representation that such publicly available documents or any other publicly available information regarding the Fund, the Underlying Shares or the Share Underlying Index is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we price the Notes) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Fund, the Underlying Shares or the Share Underlying Index could affect the value received at maturity with respect to the Notes and therefore the trading prices of the Notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Underlying Shares.

We and/or our affiliates may presently or from time to time engage in business with the Fund, issuers of any securities held by the Fund or the issuers of the stocks that constitute the Share Underlying Index.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Fund, the issuers of any securities held by the Fund or the issuers of the stocks that constitute the Share Underlying Index and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the Underlying Shares, the issuers of any securities held by the Fund or the issuers of the stocks that constitute the Share Underlying Index.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws.  As a prospective purchaser of the Notes, you should undertake an independent investigation of the Fund, the Underlying Shares, the issuers of any securities held by the Fund and the issuers of the stocks that constitute the Share Underlying Index as in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”).  The Notes are not sponsored, endorsed, sold, or promoted by BTC.  BTC makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

HISTORICAL DATA ON THE UNDERLYING SHARES

The following table sets forth, for each of the quarterly periods indicated, the high, low and end-of-period Closing Prices of the Underlying Shares from January 3, 2007 through January 25, 2012.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical data on the Underlying Shares is not indicative of the future performance of the Underlying Shares or what the market value of the Notes may be. Any historical upward or downward trend in the price of the Underlying Shares during any period set forth below is not an indication that the Closing Price of the Underlying Shares is more or less likely to increase or decrease at any time during the term of the Notes, and no assurance can be given as to the Closing Price of the Underlying Shares on the Valuation Date.

	High ($)	Low	Period End
2007
Quarter
First	94.71	82.34	85.27
Second	87.77	76.86	77.20
Third	80.25	67.79	76.57
Fourth	80.85	65.00	65.70
2008
Quarter
First	68.22	59.02	65.10
Second	71.65	60.95	60.95
Third	67.20	56.34	61.95
Fourth	61.17	25.40	37.23
2009
Quarter
First	37.26	22.21	25.46
Second	35.55	25.30	32.34
Third	45.04	29.88	42.66
Fourth	47.44	39.63	45.92
2010
Quarter
First	50.83	42.45	49.78
Second	54.66	46.95	47.21
Third	55.21	45.32	52.88
Fourth	57.62	52.71	55.96
2011
Quarter
First	60.58	55.59	59.40
Second	62.80	58.17	60.30
Third	62.92	49.14	50.57
Fourth	58.00	48.19	56.79
2012
Quarter
First (through January 25, 2012)	60.28	56.52	60.28

On January 25, 2012, the Closing Price of the Underlying Shares was $60.28.

The following graph illustrates the historical performance of the Underlying Shares based on the Closing Price thereof on each day such prices were available from January 3, 2007 through January 25, 2012. Past movements of the Closing Price of the Underlying Shares are not indicative of future Closing Price of the Underlying Shares.

UNITED STATES FEDERAL TAX CONSIDERATIONS

Prospective investors should note that the discussion under the section called “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the Notes issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Notes.  It applies only to an initial investor who holds the Notes as capital assets within the meaning of Section 1221 of the Code.  This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the Notes;
•	investors holding the Notes as part of a “straddle,” conversion transaction or constructive sale transaction;
•	U.S. Holders (defined below) whose functional currency is not the U.S. dollar;
•	entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”; and
•	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding the Notes and partners in such partnerships should consult their tax advisers as to the particular U.S. federal tax consequences of holding and disposing of the Notes.

As the law applicable to the U.S. federal taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Notes

Each holder, by purchasing the Notes, agrees to treat them as prepaid forward contracts for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Notes or similar instruments, significant aspects of the treatment of an investment in the Notes are uncertain.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below.  Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Notes and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the Notes as prepaid forward contracts.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders.  As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;
•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the Notes prior to maturity, other than pursuant to a sale or exchange as described below.

Sale, Exchange or Settlement of the Notes.  Upon a sale or exchange of the Notes, or upon settlement of the Notes at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Notes sold, exchanged or settled.  A U.S. Holder’s tax basis in the Notes should equal the amount paid by the U.S. Holder to acquire the Notes.  Subject to the discussion below about the possible application of Section 1260, any gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange or settlement the U.S. Holder has held the Notes for more than one year.  The deductibility of capital losses is subject to certain limitations.

Potential Application of the Constructive Ownership Rules. Because the Notes are linked to shares of an exchange traded fund, although the matter is not clear, an investment in the Notes may be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain a U.S. Holder would otherwise recognize on a sale, exchange or settlement of the Notes would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain the U.S. Holder would have realized if on the issue date the U.S. Holder had invested the amount paid to acquire the Notes in underlying shares and sold those shares for their fair market value at the time the U.S. Holder’s Notes are sold, exchanged or settled). Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period the U.S. Holder held the Notes, and the U.S. Holder would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rules to the Notes.

Possible Alternative Tax Treatments of an Investment in the Notes

Alternative U.S. federal income tax treatments of the Notes are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the Notes.  It is possible, for example, that the Notes could be treated as debt instruments issued by us.  Under this treatment, the Notes would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments.  In that event, regardless of the U.S. Holder’s accounting method, in each year that the U.S. Holder held the Notes, the U.S. Holder would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the Notes, even though we will not be required to make any payment with respect to the Notes prior to maturity.  In addition, any gain on the sale, exchange or settlement of the Notes would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the Notes could also affect the timing and character of income or loss with respect to the Notes.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;
•	a foreign corporation; or
•	a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States.  Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Notes.

Sale, Exchange or Settlement of the Notes.  A Non-U.S. Holder of the Notes generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to the Non-U.S. Holder.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income or gain from the Notes is effectively connected with the Non-U.S. Holder’s conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the Notes, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

Tax Consequences Under Possible Alternative Treatments.  If all or any portion of a Note were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Note generally would not be subject to U.S. federal withholding or income tax, provided that: (i) income or gain in respect of the Note is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States, and (ii) the Non-U.S. Holder (or a financial institution holding the Notes on behalf of the Non-U.S. Holder) furnishes to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that the beneficial owner is not a U.S. person.

Other U.S. federal income tax treatments of the Notes are also possible.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the Notes, possibly with retroactive effect.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Notes.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or settlement of the Notes may be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code.  A Non-U.S. Holder (or financial institution holding the Notes on behalf of the Non-U.S. Holder) that provides the applicable withholding agent with the appropriate IRS Form W-8 will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Notes.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $       stated principal amount of Notes (        Notes) for $997.50 per Note, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer the Notes to selected dealers not affiliated with Citigroup Global Markets at the public offering price less a selling concession $2.50 per Note.  If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The Notes will not be listed on any exchange.

In order to hedge its obligations under the Notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates.  You should refer to the section “Risk Factors Relating to the Notes—The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement, “Risk Factors—Citigroup Funding Inc.’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding.  Accordingly, the offering will conform to the requirements set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Notes, either directly or indirectly, without the prior written consent of the client.

ERISA MATTERS

Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that either:

(a)
it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)
if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Notes or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement.  Please also refer to the section “ERISA Matters” in the accompanying prospectus.

We are responsible for the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

Citigroup Funding Inc.

Medium-Term Notes, Series D

Buffer Notes Based on the iShares® Dow Jones U.S. Real Estate Index Fund due January     , 2014
($1,000 Stated Principal Amount per Note)

Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
January     , 2012
(Including Prospectus Supplement
Dated May 12, 2011 and Prospectus
Dated May 12, 2011)

____________________
TABLE OF CONTENTS
Page
Pricing Supplement
Summary Information – Q&A	PS-2
Risk Factors Relating to the Notes	PS-6
Description of the Notes	PS-10
Description of the iShares® Dow Jones U.S. Real Estate Index Fund	PS-17
Historical Data on the Underlying Shares	PS-20
United States Federal Tax Considerations	PS-21
Plan of Distribution; Conflicts of Interest	PS-24
ERISA Matters	PS-25
Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42
Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28